Exhibit 99.1

Sabra Acquires Portfolio of 21 Independent Living Facilities in Sale/Leaseback Transaction from Affiliates of Holiday Retirement

HIGHLIGHTS

•	Consists of 21 independent living facilities, 100% private pay

•	2,850 units located in 15 states

•	7.14% GAAP lease yield

•	Annual rent escalators of 4.0% in years 2 and 3, the greater of CPI and 3.5% thereafter

•	Credit enhancement from substantial guarantor entity including fixed charge coverage and other covenants

This acquisition creates a significant shift in our portfolio composition and increases our total annualized revenues by 23.0% (pro forma as of June 30, 2014):

•	Genesis concentration decreases from 46.8% to 38.1%

•	Exposure to skilled nursing/transitional care facilities decreases from 68.6% to 55.8%

•	Revenue attributable to private payors increases from approximately 41.6% to approximately 52.4%

•	Geographic footprint increases from 28 states to 34 states

IRVINE, CA, September 29, 2014 – Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (NASDAQ: SBRA, SBRAP) announced today that on September 25, 2014 it completed the acquisition of 21 independent living facilities (the “Holiday Portfolio”), located in 15 states, from affiliates of Holiday Acquisition Holdings Corp. (“Holiday”) for a total cash purchase price of $550.0 million.

Concurrently with the acquisition, we entered into a triple-net master lease agreement with certain wholly-owned subsidiaries of Holiday AL Holdings LP (collectively, “Holiday Tenant”) an affiliate of Holiday. An affiliate of Holiday will continue to operate the facilities pursuant to a management agreement with Holiday Tenant. The master lease has an initial term of 15 years with two five-year renewal options and provides for base rent in the first year of approximately $30.3 million, with annual rent increases of 4.0% in years two and three and the greater of 3.5% or CPI during the remainder of the lease term. The master lease is expected to generate annual lease revenues determined in accordance with GAAP, of $39.3 million and an initial yield on cash rent of 5.50%.

Commenting on the Holiday Portfolio acquisition Rick Matros, CEO and Chairman, said “This acquisition is transformational for Sabra. Our profile moves significantly, in line with our stated goals including diversification of our asset base into private pay senior housing and continued reduction of our exposure to our largest tenant. We anticipate this acquisition will also accelerate our progress toward achieving investment grade ratings from the ratings agencies. We are very impressed with Holiday CEO Kai Hsiao and his team. The culture in the Holiday portfolio is strong and amazingly consistent. It was clear to us that with as much progress as has been made operationally, the Holiday team still has goals to achieve so we look forward to continued progress. One of the unique aspects to this portfolio is that seven of the 21 facilities have been acquired since 2011 and so are in various stages of conversion to the Holiday model and in our view provide strong potential upside for the Holiday Portfolio. Given our operational background at Sabra, we found we were very much like minded with Kai’s team in our operational approach and focus on residents. We look forward to a fruitful relationship.”

“We also expect to close on approximately $100 million in sale/leaseback transactions over the next 60 days, reflective of our typical bread and butter deals, with capitalization rates consistent with what we have discussed for smaller transactions.”

ABOUT HOLIDAY

Through its affiliates, Holiday, based in Lake Oswego, Oregon, operates more than 300 senior living facilities and is owned by investment funds managed by affiliates of Fortress Investment Group LLC. Founded in 1971 by William E. Colson, Holiday is a premier operator of independent living facilities in North America. The Holiday Portfolio consists of 21 independent living facilities (7 of which were recently acquired by Holiday) with 2,850 units located in 15 states, with an occupancy rate of 90.5% as of June 30, 2014. The average age of the facilities is 21 years. One of the facilities is subject to a HUD mortgage loan and therefore the closing of the acquisition of this facility will be deferred until the HUD debt is prepaid. Holiday Tenant has agreed to pay the full rental amount due under the lease notwithstanding the delay in the closing of the acquisition of this facility.

ABOUT SABRA

Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding our expectations concerning the Holiday Portfolio.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: our dependence on Genesis HealthCare LLC (“Genesis”), the parent company of Sun Healthcare Group, Inc., until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; changes in general economic conditions and volatility in financial and credit markets; the dependence of our tenants on reimbursement from governmental and other third-party payors; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; our ability to raise capital through equity financings; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; our ability to maintain our status as a REIT; compliance with REIT requirements and certain tax matters related to our status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking statements made in this press release are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact:

Investor & Media Inquiries: (949) 679-0410